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Investor and Media Contact:
Stacie D. Byars
Director, Communications
Targeted Genetics Corporation
206.521.7392

TARGETED GENETICS REPORTS FIRST QUARTER 2007 FINANCIAL RESULTS

Seattle, WA - May 9, 2007 - Targeted Genetics Corporation (NASDAQ: TGEN) today announced its financial results for the first quarter of 2007. As previously announced, the Company will hold a conference call with analysts at 10:30 AM Eastern Time today. The call will be broadcast live and can be accessed, along with replay information, at www.targetedgenetics.com.

For the first quarter of 2007, the Company reported a net loss of $3.8 million, or $0.30 per common share, compared to a net loss of $3.7 million, or $0.42 per common share, for the first quarter of 2006. Revenue for the first quarter of 2007 was $1.7 million, compared to $2.4 million for the same quarter in the prior year. Revenue consists primarily of development revenue earned under a congestive heart failure collaboration agreement with Celladon Corporation (Celladon), a NIAID-funded subcontract to develop AAV-based HIV/AIDS vaccines and development revenue from an HIV/AIDS vaccine collaboration with the International AIDS Vaccine Initiative (IAVI).

“We continue to make good progress in our lead clinical program for the treatment of inflammatory arthritis and are working towards multiple milestones in 2007. We are on track to complete enrollment on all 120 patients in the Phase I/II trial and are scheduled to present interim Phase I/II data at both the American Society of Gene Therapy meeting and the European League Against Rheumatism Congress in June,” said H. Stewart Parker, president and chief executive officer of Targeted Genetics. “In the first quarter, we completed a private equity financing netting $8.1 million. When combined with the funding anticipated from product development collaborations and contracts, we believe our operations are sufficiently funded into the fourth quarter of this year. We are currently evaluating additional sources of financing to extend our runway further and will keep investors informed of our progress.”

Operating expenses decreased to $5.4 million for the first quarter of 2007, down from $6.2 million the first quarter of 2006. Research and development expenses were unchanged at $3.7 million for the three months ended March 31, 2007 and 2006. Costs related to the Company’s inflammatory arthritis program increased due to higher clinical trial activity and a higher number of enrolled subjects. This cost increase was partially offset by lower costs related to the Company’s HIV/AIDS vaccine collaboration with IAVI as a result of less development activity as the project has progressed into clinical testing. In addition, research and preclinical development program expenses decreased due to modestly lower research and development activity related to the Company’s congestive heart failure collaboration with Celladon. General and administrative expenses for the first quarter of 2007 increased slightly to $1.6 million, from $1.5 million for the same period in 2006. The modest increase reflects higher patent charges and compensation expense during the quarter offset by lower audit fees.

Cash and cash equivalents were $11.3 million at March 31, 2007, as compared to $6.2 million at December 31, 2006. Total cash requirements for 2007 remain unchanged compared to 2006 cash requirements and are estimated in the range of $13 to $16 million.

First Quarter 2007 Highlights

▪	Raised $8.7 million in gross proceeds in private equity financing;

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Provided an update on the ongoing Phase I/II clinical trial of tgAAC94 in patients with inflammatory arthritis; Data continue to support the safety and tolerability of tgAAC94 and suggest that the treatment may lead to improvements in signs and symptoms of arthritis in injected joints;

▪
Published positive results from a preclinical study of intramuscular administration of a pseudotyped AAV2/1-TNFR:Fc vector in the February issue of Molecular Therapy; Data demonstrate complete and long-term suppression of recurrent joint inflammation in a preclinical model of arthritis;

▪
Reported results of the Phase I clinical trial of tgAAC09, an investigational HIV/AIDS vaccine candidate for developing world; Data demonstrate no safety concerns and modest immunogenic responses, providing rationale for evaluating the vaccine at higher doses and at different dosing intervals;

▪	Further leveraged the Company’s portfolio of AAV intellectual property, providing additional patent coverage for its AAV1 vector platform.

Conference Call and Webcast Information
The Company will host a conference call reviewing financial results and its product portfolio, including an update on the development of its inflammatory arthritis and other clinical and business developments, today beginning at 10:30 a.m. Eastern Time / 7:30 a.m. Pacific Time. You may access the live webcast via the “Events” section found on the Homepage of the Company's website at www.targetedgenetics.com or via telephone at 800.240.7305 (domestic) or 303.262.2211 (international).

Replay Access
Webcast replay will be available for approximately 30 days at www.targetedgenetics.com; telephone replay will be available following today’s call at approximately 12:30 p.m. ET through 11:59 p.m. ET, Saturday, June 9, 2007, by calling 800.405.2236 (domestic) or 303.590.3000 (international); passcode 11089229#.

About Targeted Genetics
Targeted Genetics Corporation is a biotechnology company committed to the development of innovative targeted molecular therapies for the prevention and treatment of acquired and inherited diseases with significant unmet medical need. Targeted Genetics’ proprietary Adeno-Associated Virus (AAV) technology platform allows it to deliver genes that encode proteins to increase gene function or RNAi to decrease or silence gene function. Targeted Genetics’ product development efforts target inflammatory arthritis, AIDS prophylaxis, congestive heart failure and Huntington's disease. To learn more about Targeted Genetics, visit Targeted Genetics’ website at www.targetedgenetics.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This release contains forward-looking statements regarding the Company's achievements, the Company’s business strategy and product development, the Company's liquidity, the Company's ability to meet its ongoing financial obligations and other statements about the Company's plans, objectives, intentions and expectations. These statements involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements. Factors that could affect actual future events or results include, but are not limited to, the Company's ability to raise capital when needed, the timing, nature and results of the Company's clinical trials, potential development of alternative technologies or more effective products by competitors, the Company's ability to obtain and maintain regulatory or institutional approvals, the Company's ability to maintain its listing on the NASDAQ Capital Market and the Company's ability to obtain, maintain and protect its intellectual property, as well as other risk factors described in "Item 1A. Risk Factors" in the Company’s most recent annual report on Form 10-K for the year ended December 31, 2006 filed with the SEC. The Company anticipates updating the risk factors in its quarterly report on Form 10-Q for the quarter ended March 31, 2007, to be filed with the SEC. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. The Company undertakes no duty to publicly announce or report revisions to these statements as new information becomes available that may change the Company's expectations.

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TARGETED GENETICS CORPORATION

(in thousands, except per share information)
	Quarter ended
	March 31,
Statement of Operations Information:	2007	2006
	(unaudited)	(unaudited)

Revenue from collaborative agreements	$1,661	$2,430

Operating expenses:
Research & development	3,696	3,677
General & administrative	1,552	1,481
Restructure charges	184	1,042
Total operating expenses	5,432	6,200
Loss from operations	(3,771)	(3,770)

Investment income	(65)	151
Interest expense	-	(113)
Net loss	$(3,836)	$(3,732)

Net loss per common share	$(0.30)	$(0.42)

Shares used in computation of net loss per common share	12,865	8,869

TARGETED GENETICS CORPORATION
(in thousands)

	March 31,	December 31,
Balance Sheet Information:	2007	2006
	(unaudited)
Cash and cash equivalents	$11,254	$6,206
Other current assets	1,284	2,029
Property and equipment, net	951	1,100
Other assets	8,129	8,132
Total assets	$21,618	$17,467

Current liabilities	$5,812	$5,188
Long-term obligations and other liabilities	5,965	6,912
Shareholders' equity	9,841	5,367
Total liabilities and shareholders' equity	$21,618	$17,467